SCHIFF NUTRITION INTERNATIONAL, INC. ANNOUNCES
FISCAL 2012 FOURTH QUARTER AND YEAR-END RESULTS
–Fiscal 2012 fourth quarter revenue increased 30% with branded sales up 59%–

Salt Lake City, Utah, July 31, 2012: Schiff Nutrition International, Inc., (NYSE: SHF), announced results for the three- and twelve-month periods ended May 31, 2012.

“We are pleased with our fourth quarter performance as it reflects strong execution against our growth strategy,” stated Tarang Amin, president and chief executive officer. “Net sales grew 30%, driven by a 59% increase in our branded business.  Our gross profit margin grew 1,100 basis points to 49.5%, reflecting our progress building premium brands, leading innovation, expanding the channel and geographic footprint of the company, pursuing acquisitions, and driving world-class operations. Our probiotics and Airborne® acquisitions added to the strong contribution of our core brands MegaRed® and Move Free®."

Fiscal 2012 Fourth Quarter Results
For the fiscal 2012 fourth quarter ended May 31, 2012, net sales were $67.4 million, compared to $51.9 million for the same period in fiscal 2011. The 30% increase reflects growth in key brands, new product introductions and contribution from acquisitions. Branded sales of $59.9 million were partially offset by an expected decline in the private label business. The higher mix of branded sales resulted in gross profit margin of 49.5%, compared to 38.2% a year ago. Total operating expenses increased to $27.1 million from $14.9 million a year ago reflecting the anticipated increase in selling and marketing expenses and $3.4 million in acquisition related costs, $2.0 million of which was non-deductible for income tax purposes. Net income for the fiscal 2012 fourth quarter was $2.0 million, compared to net income of $3.1 million for the same period in fiscal 2011. Earnings per diluted share were $0.07 for the fiscal 2012 fourth quarter, compared to $0.10 for the same period in fiscal 2011. Adjusted EBITDA, which is defined as income from operations before depreciation, amortization, stock-based compensation and completed acquisition related costs, was $12.4 million for the fiscal 2012 fourth quarter, compared to $7.5 million for the same period in fiscal 2011.

Fiscal 2012 Full Year Results
For the fiscal year 2012, net sales were $258.9 million, compared to $213.6 million for fiscal 2011. Selling and marketing expenses were $60.3 million, or 23% of revenue, compared to $34.7 million, or 16% of revenue. Gross margin for the fiscal year 2012 was 46.1%, compared to 38.0% for fiscal 2011. Net income for the fiscal year 2012 was $13.7 million, compared to net income of $12.6 million for fiscal 2011. Earnings per diluted share were $0.47 for the fiscal year 2012, compared to $0.43 for fiscal 2011. Adjusted EBITDA was $38.7 million for the fiscal year 2012, compared to $28.9 million for fiscal 2011.

“We are positioning Schiff as a leader in the nutritional supplements category. Our fiscal year 2012 investments in brand building and innovation drove strong sales and gross margin growth. For fiscal 2013, we are committed to building upon this momentum,” concluded Amin.

Company Outlook
Fiscal 2013 net sales are expected to grow 40.0% to 43.0% as compared to fiscal year 2012 net sales of $258.9 million. Expected sales growth includes contributions from new products, brand building and Airborne, which was acquired on March 30th.  As previously announced, Airborne had net sales of approximately $72 million for the twelve months ended February 29, 2012. Gross profit percentage is expected to be in the range of 48.0% to 50.0%. Selling and marketing expenses, as a percentage of net sales, are estimated to be in the range of 25.0% to 27.0%. Other operating expenses are estimated at approximately $35.0 million to $37.0 million. The company anticipates its operating margin will be in the range of 12.5% to 14.0%.

Conference Call Information
Schiff will hold a conference call today, July 31st, at 11:00 a.m. ET.  The event will be webcast at http://www.schiffnutrition.com/press_conference_calls.asp. The webcast replay will be available for 90 days. If you do not have Internet access, the dial-in number will be 800-265-0241 for domestic callers and 617-847-8704 for international callers. The participant access code is 36087437. A replay of the call will be available by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers, and entering access code 27609818. The telephone replay will be available through August 7, 2012.

Reconciliation of Adjusted EBITDA to Income from Operations
This press release refers to non-GAAP financial measures. The company defines "Adjusted EBITDA" as income from operations before depreciation, amortization, stock-based compensation and completed acquisition related costs. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating the company’s operating performance.  Management also believes Adjusted EBITDA enhances an investor's understanding of the company’s results of operations because it measures the company’s operating performance exclusive of completed acquisition related costs and non-cash charges for depreciation, amortization and stock-based compensation.  Management also provides this non-GAAP measurement as a way to help investors better understand the company’s core operating performance, enhance comparisons of the company’s core operating performance from period to period and to allow better comparisons of the company’s operating performance to that of its competitors.

About Schiff Nutrition
Schiff Nutrition International, Inc. is a leading nutritional supplement company offering vitamins, nutritional supplements and nutrition bars in the United States and abroad.  Schiff’s portfolio of well-known brands includes MegaRed®, Move Free®, Airborne®, Tiger's Milk®, Sustenex®, Digestive Advantage® and Schiff® Vitamins.  Focused on quality for 75 years, Schiff’s headquarters and award-winning manufacturing and distribution facility are based in Salt Lake City, Utah.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements, including those under the heading “Company Outlook,” are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and therefore, actual results may differ materially.  For example, statements concerning Schiff’s financial condition, possible or expected results of operations, commercialization of new products, growth opportunities and plans of management are all forward-looking statements. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof. Schiff disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause actual results of Schiff to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: dependence on sales of Move Free, MegaRed and Airborne products, dependence on individual customers, adverse publicity or consumer perception regarding our nutritional supplements and/or their ingredients, similar products distributed by other companies or the nutritional supplement industry generally, the impact of competitive products and pricing pressure (including expansion of private label products), the inability to successfully bid on new and existing private label business, the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from third-party suppliers outside the United States, including China), claims that our products infringe the intellectual property rights of others, the inability to enforce or protect our intellectual property rights and proprietary techniques against infringement, the inability to successfully launch and maintain sales outside of the United States while maintaining the integrity of the products sold and complying with local regulations, the inability to appropriately respond to changing consumer preferences and demand for new products, the inability to gain or maintain market distribution for new products or product enhancements, litigation and government or administrative regulatory action in the United States and internationally, including FDA enforcement and product liability claims, the inability or increased cost to obtain sufficient levels of product liability and general insurance, the inability to comply with existing or new regulations, both in the United States and abroad, and adverse actions regarding product formulation, claims or advertising, product recalls or a significant amount of product returns, dependence on a single manufacturing facility and potential disruptions of our manufacturing operations, the inability to find strategic transaction opportunities or the inability to successfully consummate or integrate a strategic transaction, the inability to maintain or attract key personnel, interruptions to our information technology systems, control by our principal stockholders, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

Schiff Nutrition Contact: Joseph W. Baty, CFO (801) 975-5186 email: joeb@schiffnutrition.com www.schiffnutrition.com	IR Agency Contact: Kirsten Chapman / Becky Herrick LHA (415) 433-3777 email: bherrick@lhai.com

– Tables to Follow –

SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended May 31,		Year Ended May 31,
	2012	2011	2012	2011

Net sales	$67,432	$51,872	$258,911	$213,648
Cost of goods sold	34,030	32,078	139,553	132,472

Gross profit	33,402	19,794	119,358	81,176
Operating expenses:
Selling and marketing	15,286	8,427	60,330	34,666
Other operating expenses	11,768	6,449	33,566	26,317
Total operating expenses	27,054	14,876	93,896	60,983

Income from operations	6,348	4,918	25,462	20,193
Other expense, net	(1,967)	(104)	(2,661)	(303)

Income before income taxes	4,381	4,814	22,801	19,890
Income tax expense	2,423	1,742	9,074	7,248

Net income	$1,958	$3,072	$13,727	$12,642

Weighted average common shares outstanding - diluted	29,568	29,473	29,447	29,252

Net income per share - diluted	$0.07	$0.10	$0.47	$0.43

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SCHIFF NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	May 31,
	2012	2011

Cash and cash equivalents	$8,607	$39,547
Available-for-sale securities	5,162	5,938
Receivables, net	29,778	27,339
Inventories	41,408	34,923
Other current assets	5,658	4,812

Total current assets	90,613	112,559

Property and equipment, net	13,130	14,219

Intangible assets, net	225,190	4,346

Other assets, net	3,333	1,442

Total assets	$332,266	$132,566

Current liabilities (1)	$38,588	$32,938

Long-term debt, net(2)	132,362	—

Other long-term liabilities(3)	48,137	3,168

Stockholders’ equity	113,179	96,460

Total liabilities & stockholders’ equity	$332,266	$132,566

— # # # —

(1)	Includes current portion of long-term debt totaling $3,400 at May 31, 2012.

(2)	Amount is net of unamortized debt issue costs of $6,238 at May 31, 2012.

(3)	Includes deferred income taxes of $45,352 and $1,383, respectively, at May 31, 2012 and 2011.

SCHIFF NUTRITION INTERNATIONAL, INC.
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

	Three Months Ended May 31,		Year Ended May 31,
	2012	2011	2012	2011

Income from operations	$6,348	$4,918	$25,462	$20,193

Depreciation	1,161	971	4,034	3,563

Amortization	643	—	1,888	—

Stock based compensation, non-cash	834	367	2,911	3,971

Completed acquisition related costs	3,397	1,216	4,395	1,216

Adjusted EBITDA	$12,383	$7,472	$38,690	$28,943

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